UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 8-K

Current Report

Pursuant to Section 13 or 15(d) of the

Securities Act of 1934

May 16, 2016

(Date of Report)

May 17, 2016

(Date of Earliest Reported Event)

AMERICATOWNE Inc.

(EXACT NAME OF REGISTRANT AS SPECIFIED IN CHARTER)

Delaware	000-55206	46-5488722
(STATE OR OTHER JURISDICTION OF INCORPORATION OR ORGANIZATION)	(COMMISSION FILE NO.)	(IRS EMPLOYER IDENTIFICATION NO.)

4700 Homewood Court, Suite 100; Raleigh, NC 27609

 (ADDRESS OF PRINCIPAL EXECUTIVE OFFICES)

(888) 406 2713

 (ISSUER TELEPHONE NUMBER)

(FORMER NAME OR FORMER ADDRESS, IF CHANGED SINCE LAST REPORT)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

◻   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

◻   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

◻   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

◻   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01 ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT.

Services Provider Trade Center Agreement – Ivory Coast

On May 16, 2016, the Company entered into a Trade Center Agreement with Anita Afua Gyasiwah Arthur with an address for notice purposes of Apt 19B, Blvd de Marseille, Abidjan 01, Côte d’Ivoire, Ivory Coast (the “Ivory Coast Trade Center Agreement”). The terms and conditions associated with the Ivory Coast Trade Center Agreement are set forth below. Ms. Arthur is also a shareholder of the Company, but does not hold an executive management position.

Under the Ivory Coast Trade Center Agreement, the Company and Ms. Arthur agreed to organize a limited liability company whereby the Company, or a wholly-owned subsidiary of the Company, would own 75% of the authorized shares and the “Service Provider” would own 25% of the authorized shares. As of the date of this disclosure, the entity has not been organized; however, it is the parties’ intent that the company would be registered under the laws of the Country of Ivory Coast. The geographical location under the Ivory Coast Trade Center Agreement is the Country of Ivory Coast.

The consideration paid to the Company by Ms. Arthur under the Ivory Coast Trade Center Agreement is a nonrefundable Service Fee of $35,000 paid as follows: (a) $5,000 upon execution of the Ivory Coast Trade Center Agreement, and (b) monthly payments of $1,000 a month for 30 months. The first monthly payment will start on September 30, 2016, and run for 30 consecutive months. In addition to the Service Fee, above, the Company retains the discretion to pay Ms. Arthur a fee equal to 1.0% to 13% of the gross value of certain services provided to third-party businesses procured by Ms. Arthur under the AmericaTowne export program.

The Company has agreed to issue Ms. Arthur 25,000 shares of the Company’s restricted common stock after the first anniversary of the Ivory Coast Trade Center Agreement (provided it is still in full force and effect). Following the third month of the Ivory Coast Trade Center Agreement, the Company has agreed to pay Ms. Arthur a stipend equal to $1,600 provided she is in compliance with the agreed upon production schedule in place at the time. The Company has granted Ms. Arthur an option to purchase 25,000 shares of the Company’s restricted common stock for each annual anniversary with the first option period expiring on December 31, 2016 and for each of the following four years thereafter, at $1.50/share.

The general purpose behind the Ivory Coast Trade Center Agreement is to support the Company’s export operations. As a Service Provider, Ms. Arthur has represented that she has distinct experience working with potential individuals and businesses who may be candidates for the Company’s operations and business in Ivory Coast, including but not limited to, experience assisting businesses and entrepreneurs who may be candidates for occupancy, or facilitating the acquisition of goods and performing services to the Company, securing funding (credit lines, loans and loan guarantees), insurance, supplier and export contracts and other related services that could assist candidates in conducting business with the Company. These services are collectively referred to in each agreement as “Support Services.”

Under the anticipated terms of the Operating Agreement for the limited liability company contemplated under the Ivory Coast Trade Center Agreement, the parties have agreed that the company would operate from a designated location approved by the Company commensurate with the Company’s office and operations in Raleigh, North Carolina. The physical location of the office in Ivory Coast is anticipated to be 01 BP 12959 Abidjan 01, 2 Plateaux, 4ème Tranche, Rue Saint Antoine, Abidjan, Côte d’Ivoire, Ivory Coast. Ms. Arthur will manage the office for the limited liability company. The Company retains the option to extend the term of the Agreements under its sole discretion subject to the “Option Term.”

The shares must be purchased pursuant to a Subscription Agreement setting forth the price per share along with a representation that the shares are being purchased for the Service Provider’s own account without the intent to distribute through public resale .

ITEM 9.01 EXHIBITS

(d) Exhibits

Exhibit	Description
10.1	Ivory Coast Trade Center Agreement dated May 16, 2016 with Compensation Schedule

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Company has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AMERICATOWNE, INC. By: /s/ Alton Perkins Alton Perkins Chairman of the Board, President, Chief Executive Officer, Chief Financial Officer, Secretary Dated: May 17, 2016